Exhibit 10.29
FOURTH AMENDMENT TO LEASE
I. PARTIES AND DATE.
     This Fourth Amendment to Lease (the “Amendment”) dated July 29, 2009, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
II. RECITALS.
     On January 16, 1997, Landlord and Tenant entered into a lease for space in a building located at 157 Technology Drive, Irvine, California (“Premises”), which lease was amended by a First Amendment to Lease dated March 25, 2004 (the “First Amendment”), by a Second Amendment to Lease dated March 7, 2006 (the “Second Amendment”), and by a Third Amendment to Lease Dated February 12, 2006 (the “Third Amendment”). The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.
     Landlord and Tenant each desire to modify the Lease to extend the Lease Term, to adjust the Basic Rent, and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.
III. MODIFICATIONS.
     A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:
1. Item 3 is hereby deleted in its entirety and substituted therefor shall be the following:
“3. Use of Premises: General office and research and development for a pharmaceutical company”
2. Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:
“5. Lease Term: The Term of this Lease shall expire at midnight on June 30, 2016.”
3. Item 6 is hereby amended by adding the following:
“Commencing July 1, 2009, the Basic Rent shall be Thirty Four Thousand Three Hundred Twenty Dollars ($34,320.00) per month, based on $1.00 per rentable square foot.
Commencing July 1, 2010, the Basic Rent shall be Thirty Six Thousand Seven Hundred Twenty-Two Dollars ($36,722.00) per month, based on $1.07 per rentable square foot.
Commencing July 1, 2011, the Basic Rent shall be Thirty Nine Thousand One Hundred Twenty-Five Dollars ($39,125.00) per month, based on $1.14 per rentable square foot.
Commencing July 1, 2012, the Basic Rent shall be Forty One Thousand Five Hundred Twenty-Seven Dollars ($41,527.00) per month, based on $1.21 per rentable square foot.

Commencing July 1, 2013, the Basic Rent shall be Forty Three Thousand Nine Hundred Thirty Dollars ($43,930.00) per month, based on $1.28 per rentable square foot.
Commencing July 1, 2014, the Basic Rent shall be Forty Six Thousand Three Hundred Thirty-Two Dollars ($46,332.00) per month, based on $1.35 per rentable square foot.
Commencing July 1, 2015, the Basic Rent shall be Forty Eight Thousand Seven Hundred Thirty-Four Dollars ($48,734.00) per month, based on $1.42 per rentable square foot.”
Basic Rent payable under the provisions of this Item 6 shall be subject to adjustment as provided in Article II.E of the attached Work Letter.
Building Costs payable under the provisions of the Lease shall be subject to adjustment as provided in Article II.F of the attached Workletter.
4. Item 9 is hereby deleted in its entirety and substituted therefor shall be the following:
“9. Security Deposit: $134,020.00”
5. Item 11 is hereby deleted in its entirety and substituted therefor shall be the following:
“11. Additional Insureds: None”
6. Item 12 is hereby amended by deleting Landlord’s address for payments and notices and substituted therefor shall be the following:
“LANDLORD
THE IRVINE COMPANY LLC
Department #6520
Los Angeles, CA 90084-6520
Attn: Senior Vice President, Property Operations
Irvine Office Properties
notice address:
THE IRVINE COMPANY LLC
550 Newport Center Drive
Newport Beach, CA 92660
Attn: Senior Vice President, Property Operations
with a copy of notices to:
THE IRVINE COMPANY LLC
550 Newport Center Drive
Newport Beach, CA 92660
Attn: Vice President, Operations
Irvine Office Properties, Technology Portfolio”
     B. Right to Extend the Lease. The provisions of Section 3.1(b) of the Lease entitled “Right to Extend this Lease,” as amended by Section III.B in the First Amendment, shall remain in full force and effect and exercisable by Tenant during the Term of the Lease as extended by this Amendment; provided that the first sentence of the last paragraph of said Section 3.1(b) is hereby deleted in its entirety and substituted therefore shall be the following: “If Tenant fails to timely exercise the extension rights created by this Section 3.1(b) within the time period set forth in the initial paragraph of this Section 3.1(b), then Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord.”
     C. Security Deposit.
          (i) Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of Eighty Three Thousand Eight Hundred Ten Dollars ($83,910.00) to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.
          (ii) Provided that: (a) Tenant has not been in default under any of its monetary obligations of this Lease at any time during the Term of this Lease, (b) Tenant has not at any time been more than ten (10) days late with respect to any payments of Basic Rent due under this Lease more than once during the prior twelve (12) month period, and (c) Tenant shall demonstrate by the delivery to Landlord of its audited financial statements for the most recent fiscal year end that Tenant has achieved a cash or marketable securities of not less than Thirty Million Dollars ($30,000,000.00) (all as determined by generally accepted accounting principles, consistently applied, and as demonstrated by Tenant’s audited financial statements prepared by an independent accounting firm), then, upon written request of Tenant given at any time subsequent to July 1, 2012, Landlord shall Landlord shall return to Tenant a portion of the Security Deposit in the form of credits against the Basic Rent in the amount of Eighty Three Thousand Eight Hundred Ten Dollars ($83,810.00) next coming due against the Lease.
     D. Letter of Credit/Enhanced Financial Condition.
     (i) Tenant shall deliver to Landlord, prior to the commencement of construction of the Tenant Improvements as described in Exhibit X attached hereto, an irrevocable stand-by letter of credit (the “Letter of Credit”) in the amount of the estimated amount of the “Landlord’s Amortizing Contribution” to be expended towards the “Completion Cost” of the Tenant Improvements (as those terms are defined in the Work Letter attached as Exhibit X). Said Letter of Credit shall be in substantially the form and substance of Exhibit I attached hereto (or in other form and substance acceptable to Landlord), and issued by a financial institution which is acceptable to Landlord. Upon the default by Tenant under any of its monetary obligations under the Lease, Landlord shall be entitled to draw upon said Letter of Credit by the issuance of Landlord’s sole written demand to the issuing financial institution, which draw shall be in an amount necessary to cure the monetary default in question and to compensate Landlord for all damages incurred thereby, as determined by Landlord in its reasonable discretion. Notwithstanding the foregoing, if the amount of any such draw(s) shall ultimately exceed the amount of damages actually incurred by Landlord as the result of Tenant’s monetary default (as determined pursuant to the applicable provisions of Article XIV of this Lease), then Landlord shall promptly refund any such excess to Tenant. Any such draw shall be without waiver or any rights Landlord may have under this Lease or at law or in equity as a result of the monetary default, as a setoff for full or partial compensation for the monetary default. If any portion of the Letter of Credit is drawn after a monetary default by Tenant, Tenant shall within ten (10) business days after written demand by Landlord restore the Letter of Credit. Failure to so restore said Letter of Credit within said ten (10) business days shall be a default by Tenant under this Lease. Partial drawings upon said Letter of Credit shall be permitted. Except as otherwise provided herein (including, without limitation, in Section D(iii) below), the Letter of Credit shall provide for automatic annual renewals through that date which is thirty (30) days after the Expiration Date of the Term of this Lease (including any extensions of the Term as provided in this Lease). In the event the Letter of Credit is not renewed by the issuing financial institution on or before thirty (30) days prior to the then-scheduled expiration date of the Letter of Credit, then Landlord shall have the right to draw the full amount of such Letter of Credit and to hold such amount as cash security pursuant to Section 4.3 of the Lease. In the event Tenant restores the entire Letter of Credit, then Landlord shall promptly refund the amount(s) drawn down pursuant to the preceding sentence to Tenant. With Landlord’s prior written approval and subject to the terms and conditions of this Section D.(i), Tenant shall have the opportunity to provide a substituted letter of credit.

     (ii) Landlord’s obligation to proceed with any portion of the Tenant Improvements to be funded by the Landlord’s Amortizing Contribution is subject to and conditioned upon Tenant’s obligation to provide the Letter of Credit to Landlord prior to the commencement of the construction of the Tenant Improvements.
     (iii) Provided that Tenant has not been in default under any monetary provision of this Lease at any time during the Term of the Lease, at the written request of Tenant, Landlord shall authorize six (6) reductions to the principal amount of the Letter of Credit, with each such reduction to be in the amount of one-sixth (1/6) of the original principal amount of the Letter of Credit, upon the expiration of the twelfth, (12th), twenty-fourth (24th), thirty-sixth (36th), forty-eighth (48th), sixtieth (60th) and seventy-second (72nd) months of the Term.
     E. Building Costs. The parties confirm and agree that the “Building Costs” payable by Tenant under Section 4.2 of the Lease shall include the amortized costs of Alternate B, Alternate C and Alternate D, as more particularly provided in Article II.F of the attached Work Letter.
     F. Signage. The first and second sentences of Section 5.2 of the Lease, as amended by the Second Amendment and Third Amendment, are hereby deleted in their entirety, and substituted therefor with the following:
“Provided Tenant continues to lease at least 70% of the rentable square footage of the Building, Tenant shall have the right to two (2) exterior “building top” signs and one (1) exterior “eye-brow” sign on the Building for Tenant’s name and graphics in locations designated by Landlord, subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). Such exterior signage shall be exclusive to Tenant provided Tenant continues to lease 100% of the rentable square footage of the Building. Except for the exterior signage rights provided in the foregoing, Tenant shall have no right to maintain signs in any location in, on or about the Building or the Project and shall not place or erect any signs, displays or other advertising materials that are visible from the exterior of the Building (provided that any signs wholly within the Premises which are not intended to be visible from the exterior of the Building shall not be a violation of the foregoing provisions).”
G. EMS. The following provisions are hereby added as Section 7.7 of the Lease:
“7.7. EMS. Landlord shall control the operation of the energy management system serving the Building (“EMS”) from its remote location. Tenant shall have the right to request reasonable EMS information on an “as required” basis in order to assist Tenant’s contracted HVAC technicians with repair and efficient operation of the HVAC system. Upon Tenant’s request, Landlord shall provide contact information to Tenant in order for EMS communications to take place between Landlord personnel in charge of said system and the Tenant facilities manager.”
     H. Rights of Parties. The reference in subsection 9.1(b)(6) of the Lease to “the proposed transfer will not impose additional burdens or adverse tax effects on Landlord” is hereby revised to “the proposed transfer will not impose additional material burdens or adverse tax effects on Landlord.”
     I. Certain Transfers. Section 9.4 of the Lease entitled “Certain Transfers” is hereby amended to provide that notwithstanding any other provision in the Lease to the contrary, (A) Landlord’s consent shall not be required for the subletting of all or any portion of the Premises to any entity controlling, under common control with, or controlled by Tenant (a “Tenant Affiliate”), and (B) Landlord’s consent shall not be required for the assignment of this Lease to a Tenant Affiliate, or as a result of a sale of all or substantially all of Tenant’s assets, the sale of the capital stock of Tenant, or as the result of a merger by Tenant with or into another entity or a reorganization of Tenant (a “Permitted Transfer”), so long as (i) the net worth of the successor or reorganized entity after such Permitted Transfer is at least equal to the net worth of Tenant immediately prior to the date of such Permitted Transfer, evidence of which, satisfactory to Landlord, shall be presented to Landlord prior to such Permitted Transfer, (ii) Tenant shall provide to Landlord, prior to such Permitted Transfer, written notice of such Permitted Transfer and such assignment documentation and other information as Landlord may reasonably require in connection therewith, and (iii) all of the terms and requirements of Section 9.2 and 9.3 (but not of Section 9.1) shall apply with respect to such assignment.
     J. Holding Over. Section 15.1 of the Lease is amended to provide that in the event of a holdover by Tenant in the Premises, any holdover “premium” Basic Rent payable by Tenant as provided in said Section 15.1 shall be prorated, on a 30-day basis, based on Tenant’s actual holdover possession of the Premises.
     K. Broker’s Commission. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) and Grubb & Ellis/Newport Beach (“Tenant’s Broker”). It is understood and agreed that Landlord’s Broker represents only Landlord in connection with the execution of this Amendment and that Tenant’s Broker represents only Tenant. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
     L. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.
IV. GENERAL.
     A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.
     B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.
     C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.
     D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
     E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.
     F. SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, or employee of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

V. EXECUTION.
     Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC		SPECTRUM PHARMACEUTICALS, INC.,
a Delaware limited liability company		a Delaware corporation

By	/S/ E. Valjean Wheeler	By	/S/ Rajesh C. Shrotriya

	E. Valjean Wheeler, President		Rajesh C. Shrotriya
	Office Properties		CEO & President

By	/S/ Jeanne M. Gettemy	By	/S/ Shyam Kumaria

	Jeanne M. Gettemy, Senior Vice President		Shyam Kumaria
	Finance, Office Properties		V.P., Finance & Corporate Secretary

EXHIBIT I
IRREVOCABLE STANDBY LETTER OF CREDIT

Number:
Date:
Amount:
Expiration:

BENEFICIARY	ACCOUNT PARTY

The Irvine Company	Spectrum Pharmaceuticals Inc.
550 Newport Center Drive	157 Technology Drive
Newport Beach, CA 92660	Irvine, CA 92618
Attn: Senior Vice President, Finance
Office Properties
We hereby issue our Irrevocable Letter of Credit No.                      in favor of The Irvine Company, and its successors and assigns for the account of Spectrum Pharmaceuticals Inc. We undertake to honor your draft or drafts, delivered to us from time to time, for any sum or sums not to exceed a total of                     ($                    ) in favor of said beneficiary when accompanied by the draft described below and a letter from an officer of The Irvine Company or such successor or assign that states as follows: “The “Landlord” under the Lease pursuant to which this letter of credit was issued is authorized to draw upon this Letter of Credit in the amount of the accompanying draft according to the terms of its lease agreement with the Account Party as “Tenant”.”
This irrevocable letter of credit shall be automatically extended without amendment for one (1) year from the expiration date, or any future expiration date, unless at least thirty (30) days prior to any expiration date we notify you by registered mail, authenticated swift or courier service that we elect not to renew this irrevocable letter of credit for any such additional period. In the event we decline to renew this irrevocable letter of credit, you may draw hereunder on or prior to the then relevant expiration date, up to the full amount then available hereunder, against your sight draft(s) on us, bearing the number of this irrevocable letter of credit.
The draft must be marked “Drawn under                      Letter of Credit No.                      dated                     .”
There are no other conditions of this letter of credit. Except so far as otherwise stated, this credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision, International Chamber of Commerce, Publication No. 600).

By:

By:

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EXHIBIT X
WORK LETTER
BUILD TO SUIT
(Landlord’s Contribution)
     The tenant improvement work (the “Tenant Improvements” and the “Tenant Improvement Work”) shall consist of the work, including work in place as of the date hereof, required to complete the improvements to the Premises as shown in the space plan (the “Plan”) prepared by LPA, dated July 9, 2009, and the cost estimate (the “Cost Estimate”) prepared by Roel, dated July 9, 2009. A copy of the Cost Estimate is attached hereto as Exhibit X-1. The Tenant Improvement Work shall also include the work described in “Capital Alternate A”, “Capital Alternate B”, “Capital Alternate C”, and “Capital Alternate D” in the Plan and the Cost Estimate. The Tenant Improvement Work shall be performed by a contractor selected by Landlord and in accordance with the requirements and procedures set forth below.
I. ARCHITECTURAL AND CONSTRUCTION PROCEDURES.
     A. Landlord shall pay up to the amount of the “Landlord’s Maximum Contribution” (as defined below) towards the cost of the Tenant Improvement Work. Any additional cost of the Tenant Improvement Work, including additional costs resulting from “Changes” (as hereinafter defined) requested by Tenant shall be borne solely by Tenant and paid to Landlord as hereinafter provided. Unless otherwise specified in the Plan or Cost Estimate, all materials, specifications and finishes utilized in constructing the Tenant Improvements shall be Landlord’s building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I attached hereto (“Standard Improvements”). Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion in connection with the Tenant Improvement Work, Tenant shall respond in writing, as appropriate, within 5 business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be limited to items not previously approved by Tenant in the Plan or otherwise.
     B. In the event that Tenant requests in writing a revision to the Plan (“Change”), and Landlord so approves such Change as provided in Section I.C below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the cost to complete the Tenant Improvement Work that such Change would cause. Tenant shall approve or disapprove such change order in writing within 5 business days following Tenant’s receipt of such change order. If Tenant approves any such change order, Tenant shall pay the cost of any attributable increase in the cost to complete the Tenant Improvements over the Landlord’s Maximum Contribution within 30 days after delivery of invoices for same. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant’s approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work.
     C. Landlord agrees that it shall not unreasonably withhold its consent to Tenant’s requested Changes, including without limitation, any modification of a Standard Improvement in the Plan to a non-standard improvement (“Non-Standard Improvement”), unless Landlord determines, in its reasonable discretion, that such requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the Premises requiring building services beyond the level normally provided to other tenants, (iv) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (v) would have an adverse aesthetic impact to the Premises or cause additional expenses to Landlord in reletting the Premises. The cost to complete any Non-Standard Improvements shall be borne by

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Tenant. All Standard Improvements and Non-Standard Improvements shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term; except that Landlord may, by notice to Tenant given at the time of Landlord’s approval by any Change(s), require Tenant either to remove all or any of the Tenant Improvements approved by way of such Change, to repair any damage to the Premises or the Common Area arising from such removal, and to replace any Non-Standard Improvements approved by way of such Change with the applicable Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease. Landlord confirms and agrees that no restoration/removal of any of the Tenant Improvements shown in the approved Plan shall be required.
     D. Tenant hereby designates                      (“Tenant’s Construction Representative”), Telephone No. (___) ___-___, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.
     E. It is understood that all or a portion of the Tenant Improvements may be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage to Tenant to the extent not the result of Landlord’s or its contractor’s negligence or willful misconduct. While Landlord agrees to employ construction practices reasonably intended to minimize disruptions to the operation of Tenant’s business in the Premises, Tenant acknowledges and agrees that some minor disruptions may occur during the course of construction of the Tenant Improvements, and in no event shall rent abate as the result of the construction of the Tenant Improvements. Tenant shall pay for and cause Tenant’s files and other equipment (including computers) to be moved as necessary so as to facilitate the Tenant Improvements Work. Any loud and major disruptive work shall be done outside of normal business hours.
II. COST OF THE TENANT IMPROVEMENTS WORK
     A. Subject to the provisions of Articles II.E and II.F below, Landlord shall pay up to One Million Four Hundred Seventy-Five Thousand Seven Hundred Sixty Dollars ($1,475,760.00), based on $43.00 per rentable square foot of the Premises (“Landlord’s Maximum Contribution”), of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord’s Maximum Contribution is intended only as the maximum amount Landlord will pay toward this Completion Cost of the approved Tenant Improvements, and not by way of limitation, any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution. In the event the sum of the Completion Cost for the Tenant Improvements is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost (“Landlord’s Contribution”) shall equal such lesser amount, and Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord’s Maximum Contribution nor shall Tenant be allowed to make revisions to an approved Plan or Cost Estimate or request a Change in an effort to apply any unused portion of Landlord’s Maximum Contribution.
     B. Tenant shall pay the amount, if any, by which aggregate Completion Cost of the Tenant Improvements Work exceeds the Landlord’s Maximum Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C. is sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

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     C. The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements Work, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the Work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the Work or used in connection with the Work. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord or to Landlord’s management agent in the amount of 3% of the Completion Cost. Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.
     D. Tenant shall pay to Landlord the amount of the Tenant’s Contribution set forth in the approved Cost Estimate as follows: (i) fifty percent (50%) of the Tenant’s Contribution prior to the commencement of construction of the Tenant Improvements or any Changes, (ii) forty percent (40%) of the Tenant’s Contribution not later than thirty (30) days following the commencement of the construction of the Tenant Improvements, and (iii) ten percent (10%) of the Tenant’s Contribution upon substantial completion of the Tenant Improvements. Following completion of the Tenant Improvements Work, Tenant shall pay (or be refunded) any difference between the estimated and the actual amount of the Tenant’s Contribution towards the Completion Cost, which difference shall be calculated by first applying Landlord’s Contribution, in full, to the actual amount of the final Completion Cost. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default.
     E. Any portion of the “Landlord’s Amortizing Contribution” (as hereinafter defined) funded by Landlord towards the Completion Cost shall be amortized over the 84-month Term of the Lease as extended by this Amendment, using an interest factor of eight percent (8%) per annum, and the Basic Rent payable during said 84 months of this Lease by Tenant shall be increased by said amortized payments, retroactive July 1, 2009. Upon request by Landlord, the amount of such rental adjustment shall be memorialized on a form provided by Landlord. In the event that the amount of the rental adjustment is finally determined subsequent to the substantial completion of the Tenant Improvements. Tenant shall promptly pay to Landlord a lump sum amount equal to the total accrued sums owing due to the retroactive adjustment. As used herein, the “Landlord’s Amortizing Contribution” shall mean that portion of the Landlord’s Contribution actually funded by Landlord towards the Completion Cost which portion is in excess of the amount of Nine Hundred Ninety-Five Thousand Two Hundred Eighty Dollars ($995,280.00), based on $29.00 per rentable square foot of the Premises.
     F. Capital Alternates. The Completion Cost of Capital Alternate B shall be amortized, using an interest factor of 5% per annum, over the useful life of said Capital Alternate B of fifteen (15) years and the Completion Cost of Capital Alternate C and Capital Alternate D shall be amortized, using an interest factor of 5% per annum, over the useful life of said Capital Alternates C and D of seven (7) years, and said amortized costs shall be paid by Tenant as part of the Building Costs as and when provided in Section 4.2 of the Lease. The amortization of these costs shall not commence until such time as all improvements are installed and fully operational.
III. DISPUTE RESOLUTION
     A. All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in Orange County, California, unless the parties mutually agree otherwise. Within 10 business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within 5 business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than 2 arbitrators are timely vetoed,

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JAMS shall select a single arbitrator from the non-vetoed arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within 30 days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.
     B. Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.
     C. The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.

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